As filed with the Securities and Exchange Commission on May 27, 2026.

Registration No. 333-296201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTTRIP, INC.

(Exact name of registrant as specified in its charter)

Nevada	4724	27-1865814
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(954) 526-9688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Kerby

Chief Executive Officer

NextTrip, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(954) 526-9688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Ficksman, Esq.

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067

(310) 789-1290

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto, that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder listed herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 27, 2026

537,894 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling stockholders named in this prospectus of up to an aggregate of 537,894 shares of our common stock (the “Shares”), which are comprised of: (i)(a) 368,421 shares of common stock (“Offering Shares”) issuable upon conversion of the Series B preferred stock (the “Series B Preferred Stock”), (b) 40,000 additional shares of common stock issuable upon conversion of the Series B Preferred Stock as an issuance fee (collectively, the “Issuance Fee Shares”), and (c) 100,000 shares of common stock (the “Warrant Shares”) issuable upon exercise of a warrant that were issued pursuant to a securities purchase agreement (the “Purchase Agreement”) entered into on May 6, 2026 between the Company and an accredited investor (the “Purchaser”); ; and (ii) 29,473 shares of common stock issuable upon exercise of a warrant issued to the placement agent (the “Placement Agent Warrant Shares”) in connection with the placement of securities in the Purchase Agreement. See the section of this prospectus entitled “The May 2026 Private Placement Transactions” for additional information regarding the transactions that we entered into with the Purchaser, including a summary of the terms and conditions of the agreements we entered into with the selling stockholder, the placement agent and other parties. The Purchaser and the placement agent are referred to herein as the “selling stockholders” and the warrants issued to the Purchaser and the placement agent are referred to collectively herein as the “Warrants.”

The prices at which the selling stockholders may resell the Shares offered hereby will be determined by the prevailing market price for the Shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholders. However, upon the selling stockholders’ exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants.

The selling stockholders may sell or otherwise dispose of the Shares of our common stock in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the Shares in the section titled “Plan of Distribution” on page 21 of this prospectus.

Our common stock is traded on The Nasdaq Capital Market tier of The Nasdaq Stock Market, LLC under the symbol “NTRP.” The last reported sale price of our common stock on the Nasdaq Capital Market on May 21, 2026 was $2.30 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             .

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EXPLANATORY NOTE

This Amendment Number 1 to the Form S-3 Registration Statement originally filed on May 22, 2026 (the “Registration Statement”) is being filed solely to correct the references within the Registration Statement referenced on the cover page and on the filing fee table filed as Exhibit 107, which is refiled herewith.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Shares covered by this prospectus. As permitted by the Rules and Regulations of the SEC, the registration filed by us includes additional information not contained in this prospectus. By using this registration process, the selling stockholders named in this prospectus may offer and sell shares of our common stock from time to time in one or more transactions, as described under “Plan of Distribution.”

This prospectus provides you with a general description of the securities that the selling stockholders named herein may offer. We may add, update or change in a prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Neither we, nor the selling stockholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling stockholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Except as otherwise set forth in this prospectus, neither we nor the selling stockholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management’s estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management’s estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

NextTrip, Inc., the NextTrip logo and other trademarks or service marks of NextTrip appearing in this prospectus are the property of NextTrip, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our securities. Before investing in our securities, you should carefully read this prospectus, any applicable prospectus supplement, and any documents incorporated by reference, including the information contained under the heading “Risk Factors” beginning on page 16 in this prospectus and under similar headings in our recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “NextTrip” refer to NextTrip, Inc. and its subsidiaries.

Business Overview

NextTrip, Inc. (the “Company,” “NextTrip,” “we,” “us” and “our”) is a technology-forward travel and media company operating at the intersection of premium content and travel commerce. We believe the travel industry is undergoing a structural shift toward video-led discovery, personalized planning, and seamless booking experiences, where consumers increasingly move from inspiration to transaction within connected digital environments. Our strategy is designed to capture this shift.

NextTrip combines premium travel content, global audience reach, proprietary booking technology, and concierge-supported travel services into a unified ecosystem designed to guide consumers across the full travel journey—from inspiration and discovery to planning, booking, and servicing. Our platform is organized around two reportable segments:

Travel Segment – our travel booking and commerce operations, encompassing the NextTrip booking platform (NXT2.0), Five Star Alliance (luxury travel), TA Pipeline (group and MICE travel), JournyGO (our Agentic AI-powered Watch. Scan. Book. Go. booking ecosystem), and Travel Magazine Pro™ (our advisor-focused, content-to-commerce platform that equips travel advisors with embedded bookable inventory, dynamic packaging, and attribution-enabled revenue capture); and

Media Segment – our content creation, audience development, media distribution, and advertising monetization operations, encompassing JOURNY.tv (including integrated GoUSA TV platforms, content, and the KC Global Media Asia LLC (“KCGM”) Joint Venture across Southeast Asia) and Travel Magazine (our editorial travel content platform).

Our two segments are designed to work together as an integrated content-to-commerce ecosystem. The Media segment builds audience awareness and scale, generates advertising revenue, and drives high-intent travel consumers into the Travel segment, where those consumers discover, plan, and book travel through our proprietary platforms. This integrated approach is captured in our “Watch. Scan. Book. Go.” philosophy, enabling consumers to move from inspiration to confirmed booking within a unified environment.

We market our travel services through several core brands, including NextTrip Vacations (direct-to-consumer leisure travel), Five Star Alliance (luxury hotel and cruise bookings), and TA Pipeline (groups travel). Our specialty platforms include PayDlay (a deferred payment booking option), the Groups Platform (for destination weddings, conferences, and conventions), and the Travel Agent Platform. Our Media segment properties—JOURNY.tv, GoUSA TV content and platforms, the KCGM Joint Venture across Southeast Asia, and Travel Magazine—provide destination content designed to drive high-intention traffic into our Travel segment booking platforms and generate independent advertising revenue.

Because we are at an early stage of commercial development and have only nominal revenues to date, our ability to implement our business plan depends on our ability to successfully expand our supplier relationships, attract customers, and secure adequate capital to fund marketing and future product development. There can be no assurance that we will be able to do so.

Current Scale and Going Concern

We are in the early stages of scaling our commercial operations. Due to uncertainties regarding our ability to meet our current and future operating and capital expenses, there is substantial doubt about our ability to continue as a going concern.

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We expect to continue to incur net losses and negative cash flows from operations for the foreseeable future as we invest in technology enhancements, supplier relationships, media content, and marketing initiatives. Throughout this report, whenever we discuss our operational achievements, ecosystem, or growth plans, you should consider that we presently have nominal revenues, limited operating history, minimal brand awareness, and will require significant additional capital to execute our business model.

Our Integrated Content-to-Commerce Platform

Our platform is designed to connect four core elements into a seamless pathway from discovery to confirmed booking:

Content and Inspiration – travel programming, editorial content, and long and short-form destination storytelling across our Media segment platforms, including JOURNY.tv, GoUSA TV content and platforms, the KCGM Joint Venture across Southeast Asia, and Travel Magazine.

Discovery and Planning – editorial content, Agentic AI-powered personalization tools, and search capabilities designed to guide travel decisions and connect audience engagement with booking intent, including through Travel Magazine Pro in our Travel segment.

Booking and Commerce – direct transaction capabilities through the NXT2.0 platform and affiliated booking platforms within our Travel segment, supporting a broad range of travel categories including leisure, luxury, cruise, group, and business travel.

Service and Support – concierge and call center infrastructure supporting higher-value travel experiences and complex booking needs across our Travel segment.

This integrated approach is intended to create a seamless pathway we describe as “Watch. Scan. Book. Go.”, enabling consumers to move from inspiration through our Media segment directly to booking discounted packages mirroring the watched Travel segment. We believe this model reduces customer acquisition costs over time by leveraging owned media audiences while also generating independent advertising revenue from our Media segment.

Business Segments

We operate and report our business in two segments: (1) Travel and (2) Media.

Travel Segment

Our Travel segment encompasses our travel booking and commerce operations. This segment includes our proprietary NXT2.0 booking platform and all booking-oriented brands and products: NextTrip Vacations, Five Star Alliance, TA Pipeline, JournyGO, and Travel Magazine Pro™. The Travel segment generates revenue primarily through commissions, markups, and service fees on travel bookings, as well as advisor-driven commissions and attribution-based fees through Travel Magazine Pro™.

NXT2.0 – Core Booking Platform

At the core of our Travel segment is our proprietary NXT2.0 travel booking engine, which powers several websites, including nexttrip.com and fivestaralliance.com, as well as our Groups Platform and Travel Agent Platform. NXT2.0 supports direct-to-consumer and advisor-assisted booking across leisure, luxury, cruise, group, and business travel verticals. We serve both leisure and business travelers by offering access to travel blogs, videos, and concierge assistance to aid in planning travel, coupled with our booking platform for the direct purchase of flights, hotels, vacation homes, cruises, tours, and other travel products.

Five Star Alliance

Five Star Alliance is a premier luxury travel agency and a wholly owned subsidiary of the Company, acquired in April 2025. Founded in 2004, Five Star Alliance offers a curated collection of over 5,000 five-star and luxury hotels and resorts worldwide, with an industry-leading 4.9-star Trustpilot rating and over 400,000 monthly site visitors. Five Star Alliance offers personalized recommendations, high-end travel solutions, a proprietary booking engine, and established relationships with premium travel providers, and generates revenue primarily through commission-based bookings. See “Recent Developments - Acquisition of Five Star Alliance.”

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TA Pipeline

TA Pipeline is a premier group travel and MICE (Meetings, Incentives, Conferences, Exhibitions) platform and a wholly owned subsidiary of the Company, acquired in August 2025. TA Pipeline has established itself as a leading group-travel agency platform with deep expertise in delivering end-to-end solutions for conferences, conventions, destination weddings, and affinity groups, often servicing groups ranging from 50 to 5,000 travelers. TA Pipeline has strong relationships with suppliers, planners, and affinity partners, and its integration into the NXT2.0 ecosystem and PayDlay financing tool is designed to enhance conversion rates and drive incremental travel bookings. See “Recent Developments - Acquisition of TA Pipeline.”

JournyGO

On March 31, 2026, the Company launched JournyGO, our next-generation, agentic AI-powered consumer engagement and booking ecosystem. JournyGO is the commercial activation layer of our content-to-commerce strategy and is reported within our Travel segment because its primary function is to convert viewer engagement into confirmed travel bookings. JournyGO integrates immersive travel video (delivered through our Media segment’s JOURNY.tv platform), our proprietary Promethean interactive overlay technology, dynamic travel packaging, and agentic AI assistance, supported by live Travel Specialists when needed to seamlessly move viewers from inspiration to confirmed travel bookings.

The Promethean platform, licensed on a perpetual basis, enables contextual advertisements and booking calls-to-action to be embedded directly within streaming video content, allowing users to initiate a booking without leaving the viewing experience. JournyGO also includes JOURNY mobile applications for iPhone and Android, as well as dedicated connected TV apps. Using artificial intelligence, JournyGO is designed to personalize content recommendations, convert editorial content into video, and enable users to create custom travel channels aligned with their interests. See “Recent Developments - Launch of JournyGO.”

Travel Magazine Pro

Travel Magazine Pro (TravelMagazine.com) is our premium digital editorial, advisor engagement, and travel commerce platform within our Travel segment, launched as the next evolution of Travel Magazine 2.0. Travel Magazine Pro is designed to operate as a strategic mid-funnel bridge between the inspirational audience reach generated by our Media segment and the transaction capabilities of our Travel segment, helping convert travel interest into measurable booking activity across the NextTrip ecosystem.

The platform features destination-focused editorial content, curated travel guides, hotel and resort recommendations, cruise and experiential travel highlights, travel planning resources, and influencer-driven content intended to engage high-intent leisure travelers during the consideration and planning phase of the customer journey. Integrated booking pathways and affiliate links connect users to our travel platforms and supplier partners, creating a seamless path from inspiration to search and transaction.

Travel Magazine Pro is also being developed to support travel advisors and distribution partners through content-sharing tools, lead attribution capabilities, and white-label promotional solutions that enable advisors to market premium travel offerings while participating in resulting booking revenues. In addition, the platform is expected to include “My Bucket List,” a social travel planning feature that will allow travelers to build, organize, and share personalized travel wish lists enhanced by booking functionality, destination insights, and curated recommendations.

Revenue generated through Travel Magazine Pro is expected to include affiliate booking commissions, advertising sales, sponsored placements, premium editorial partnerships, lead generation fees, and advisor-related transaction revenue. See “Recent Developments—Launch of Travel Magazine Pro.”

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Media Segment

Our Media segment encompasses our content creation, audience development, media distribution, and advertising monetization operations. This segment includes JOURNY.tv (incorporating GoUSA TV content) and Travel Magazine, our editorial travel content platform. The Media segment generates revenue primarily through advertising, sponsorships, branded content, and destination marketing programs. In addition to direct monetization, the Media segment functions as a demand-generation engine for the Travel segment, enabling NextTrip to engage travel audiences at scale and reduce reliance on third-party marketing channels.

JOURNY.tv (Including GoUSA TV Integration)

JOURNY.tv is our owned global travel media network, providing premium travel programming across free ad-supported streaming television (“FAST”), over-the-top (“OTT”), connected TV, and digital platforms. JOURNY.tv had an estimated audience of approximately 17 million travel enthusiasts at the time of acquisition by NextTrip, and operates through key platform partnerships, including Samsung TV Plus and Plex.

In February 2026, we acquired original content, brand rights, and distribution assets of GoUSA TV from Brand USA (The Corporation for Travel Promotion). GoUSA TV is a travel streaming channel, reaching an estimated 200+ million viewers globally across connected TV, mobile, and digital platforms, including Samsung TV Plus, LG Channels, Plex, Titan OS, and TCL International. Rather than operating GoUSA TV as a standalone channel, we are integrating its U.S.-focused travel content library and distribution infrastructure into JOURNY.tv to enhance scale, content depth, and advertiser relevance. Combined, JOURNY.tv and GoUSA TV assets are expected to support media distribution reaching approximately 250 million viewers globally in 2026 across FAST, OTT, connected TV, mobile, and digital platforms. See “Recent Developments—GoUSA TV Asset Purchase.”

In July 2025, we entered into a joint venture with KC Global Media to accelerate the international expansion of JOURNY.tv into India, Southeast Asia, Africa and Australia/New Zealand, targeting new regional distribution partnerships and advertising opportunities. See “Recent Developments—KC Global Media Joint Venture.”

Travel Magazine

Travel Magazine (TravelMagazine.com) is our editorial travel content platform within our Media segment. It is an online travel publication that provides articles, guides, destination inspiration, hotel and restaurant recommendations, and general travel advice. Its audience includes both casual vacationers and more seasoned travelers seeking ideas and information for their next trip. Travel Magazine functions primarily as a content and audience platform within our Media segment, generating revenue through advertising and sponsored content, while also directing engaged readers to our owned booking channels, including NextTrip and Five Star Alliance, as well as to select third-party partners through affiliate relationships.

The media team benefits from a range of strategic partners driving advertising revenue potential, including Leap Media Group (over 35 years of TV advertising and media planning experience), Travel Spike (programmatic and direct travel advertising sales), Magnite (programmatic advertising), and Blue Fysh Holdings (digital out-of-home media solutions across North America). See “Recent Developments—Blue Fysh Share Exchange.”

NXT2.0 – Our Integrated Travel Booking Platform

Development of the Platform

Prior to the COVID-19 pandemic, NextTrip (then known as Monaker Group) operated a travel business focused on the sale of vacation rentals and alternative lodging rentals (“ALRs”) through its proprietary booking engine (NXT1.0). In June 2022, NextTrip acquired the Bookit.com booking engine, including its customer database, destination content, source code, and approximately 250 third-party travel supplier API relationships. The Bookit.com platform had previously powered a well-established online leisure travel agent generating over $400 million in annual sales as recently as 2019 (pre-pandemic). We launched the NXT2.0 platform in May 2023 and have since scaled to over four million hotel properties, vacation rental homes, and cruise products globally.

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Travel Products and Services

Inventory and product offerings on our platform consist chiefly of: (1) direct contracts, which are negotiated directly with the travel provider and generally generate higher gross margins; and (2) third-party API content, which is lower margin but significantly broadens inventory and supports the integration of specialty products, leading to cross-selling and additional revenue opportunities.

Our Direct Contract Strategy

Our initial focus was to negotiate direct connectivity and fixed base pricing contracts with hotels and travel suppliers and to integrate those products into NXT2.0. This allows us to set our own pricing and control our margins for leisure and vacation travel products and negotiate and run co-op marketing. This flexibility affords us the opportunity to run competitive specials and adjust pricing within our marketplace.

Our Inventory Expansion and API Strategy

To supplement our higher-margin direct inventory and support our specialty platforms, we have integrated a series of third-party API relationships into NXT2.0. Major suppliers include Expedia (worldwide hotel product), Nuitée (hotel and vacation rental homes), Global Distribution Systems (luxury hotels and activities), and Signature Travel Network via Five Star Alliance (all major cruise lines). These established suppliers provide significant additional content and product depth in our booking engine, giving NextTrip comprehensive global leisure travel inventory coverage.

Core Product Offerings

NextTrip’s Travel segment offerings span leisure, luxury, cruise, group, and business travel. Key product offerings include:

NextTrip Vacations – Our core leisure platform, powered by NXT2.0, delivering seamless booking and customizable travel options across airlines, hotels, cruises, ground activities, and more.

Five Star Alliance – A luxury travel platform providing access to over 5,000 five-star hotels and resorts worldwide with personalized concierge services and an industry-leading 4.9-star Trustpilot rating.

NextTrip Cruise – A fully integrated cruise booking engine providing access to over 10,000 sailings and 35 cruise partners. Travelers benefit from exclusive pricing, concierge service, and bundled packages including transfers, pre- and post-cruise stays, and expert travel support, launched March 27, 2025.

TA Pipeline – A premier group travel and MICE platform supporting destination weddings, conferences, conventions, and affinity group travel for groups ranging from 50 to 5,000 travelers.

Travel Magazine Pro– Our premium digital editorial, advisor engagement, and travel commerce platform designed for travel agencies, advisors, and agents to compete online and offline.

Groups Platform – A solution for complex travel needs such as conferences, conventions, and destination weddings, with several group bookings completed within the first 60 days of launch from leads generated by Five Star Alliance.

NXT2.0 Platform Features

Existing Features

Our marketplace at nexttrip.com offers tools for browsing and comparing flights, hotels, tours, cruises, and activities. We allow travelers to defer payments on select vacation packages with our proprietary PayDlay program, which allows travelers to purchase travel with a small deposit and make subsequent payments between purchase and the week before travel, with no interest charged. Registered NextTrip travelers can manage bookings, receive updates on special offers, and subscribe to newsletters. Security is a priority, with rigorous content screening and Payment Card Industry (“PCI”) compliance to safeguard customer information.

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NXT2.0 equips travelers with a seamlessly integrated planning and booking ecosystem. Within a personalized profile, users can explore a curated library of videos and editorial content tailored to their interests, earmark preferred destinations and activities, and engage a dedicated concierge team for travel planning support. Travelers may transact digitally through the platform’s booking engine or speak directly with a call-center specialist, all while utilizing proprietary payment tools such as PayDlay.

Technology and Infrastructure

Our websites are hosted using cloud services distributed globally across multiple regions, designed to manage increases in traffic through scalable computing power without requiring software changes. Our cloud services provide scalable and redundant Internet connectivity as well as redundant power and cooling. We use industry-standard security methods to ensure the integrity of our networks and protection of confidential data. Access to NextTrip’s networks and the servers and databases on which confidential data is stored is protected by industry-standard firewall and encryption technology. Physical access to our servers and related equipment is secured by limiting access to the data center to operations personnel only.

Promethean Interactive Platform

Promethean is our proprietary interactive video overlay platform, licensed on a perpetual basis, which drives advertising revenue and facilitates the connection between our Media and Travel segments. We are integrating this platform into JournyGO’s video content with interactive overlays that allow users to initiate travel bookings directly from streaming content through contextual calls-to-action without interrupting the viewing experience. Promethean is the key technology enabling our “Watch. Scan. Book. Go.” ecosystem, providing the link through which JOURNY.tv viewers in our Media segment can transact within our Travel segment in real time.

Revenue Strategy and Development of an Integrated Travel and Media Ecosystem

NextTrip’s revenue strategy is built on two complementary and mutually reinforcing revenue streams generated across our two operating segments.

Travel Segment Revenue

We generate Travel segment revenue through commissions, markups, and service fees on travel bookings across hotels, vacation rentals, cruises, packages, and related travel services. Product sales are generally structured either: (1) as a set commission on the sale of a travel product whereby the supplier or wholesaler controls the pricing (as is the case with the majority of Five Star Alliance products), or (2) through a direct, negotiated contract between the Company and the product supplier (as is the case with the majority of NextTrip’s products), which allows us to set our own retail pricing. Commission-based travel products are generally lower margin than directly negotiated travel products. Our strategy emphasizes higher-value travel segments, including luxury travel, cruise, and group travel, which we believe offer higher transaction values, repeat business opportunities, and enhanced service economics. Travel Magazine Pro also contributes Travel segment revenue through affiliate commissions and sponsored booking content.

Media Segment Revenue

We generate Media segment revenue through advertising, sponsorships, branded content, and destination marketing programs across JOURNY.tv and Travel Magazine. As the number of viewers and users grows, it drives the advertising rates the Company can charge third parties to promote travel products and services to our audience. Beyond generating direct advertising dollars, our growing audience provides additional opportunities for NextTrip to promote its own Travel segment products to highly targeted viewers, reducing our dependence on external marketing channels.

The deployment of JournyGO and the Promethean interactive overlay platform is expected to further enhance both segments by converting Media segment viewership into Travel segment bookings, while simultaneously supporting higher advertising CPMs through demonstrated audience action rates.

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Development of Integrated Revenue Model

NextTrip is in the early stages of development and roll out of its comprehensive two-segment model. While the products introduced to date are now functional and generating nominal revenues, those revenue streams are currently small and variable relative to established travel industry leaders. Our ability to capitalize on our platforms is constrained by limited funding for marketing programs. The timeline to complete planned programs is dependent upon our ability to raise capital; however, we believe that most programs can be delivered within 180 days of obtaining such necessary funding. Once fully integrated, we believe the model will deliver accelerating revenue growth as our content-to-commerce strategy targets underserved areas in the travel sector—such as PayDlay, Groups bookings, and the Travel Agent Platform—not well serviced by the major travel industry leaders.

Competition

The U.S. travel market is highly competitive and rapidly evolving. The markets are dominated by a few key distributors, which has caused suppliers to look for viable alternatives that would diversify their business mix.

Our Travel segment competes with online and offline travel companies targeting leisure and corporate travelers, including travel agencies, tour operators, travel supplier direct websites and their call centers, consolidators and wholesalers of travel products and services, large online portals and search websites, certain travel metasearch websites, mobile travel applications, social media websites, as well as traditional consumer eCommerce and group buying websites. These companies include Expedia, Booking.com, TripAdvisor, Sabre Corp., TravelZoo, and Airbnb. We are an early-stage company with nominal revenues. Though we consider these companies competitors, they are all much larger and more advanced in development than our current offerings, and we may be unable to raise sufficient capital or develop our technology at such a rate as to compete for meaningful market share. We also face competition for customer traffic on internet search engines and metasearch websites, which impacts our customer acquisition and marketing costs.

Our Media segment competes with other travel content providers and streaming platforms for travel programming audiences and advertising spend, including larger media companies with substantially greater resources. Our differentiated model—combining owned media in our Media segment with direct booking capabilities in our Travel segment—is designed to create competitive advantages in audience monetization that pure media or pure booking competitors cannot easily replicate.

Seasonality

We experience seasonal fluctuations in the demand for our Travel segment products and services. Traditional leisure travel bookings are generally highest in the first three quarters as travelers plan and book their spring, summer, and winter holiday travel. The number of bookings typically decreases in the fourth quarter. Because revenue for most of our travel products is recognized when the travel takes place rather than when it is booked, revenue typically lags bookings by several weeks to several months. As a result, although travel bookings through NextTrip’s platforms tend to be highest from January to June, moderate from July through September, and low from October through December, the majority of revenue is recognized in the summer months (June, July, and August) and during the winter holidays (November and December). Our Media segment revenues are also subject to seasonal advertising market conditions, with advertising spend typically higher in the second half of the calendar year.

Intellectual Property

Our intellectual property includes the content of our websites, registered domain names, registered and unregistered trademarks, business plan, business strategies and trade secrets, proprietary and acquired software platforms and related assets, licensed software platforms, and customer and third-party supplier lists. We believe that our intellectual property is an essential asset of our business and that our registered domain names and technology infrastructure will give us a competitive advantage in the online market.

We rely on a combination of trademark, copyright, and trade secret laws in the United States, as well as contractual provisions, to protect our proprietary technology and our brands. We also rely on copyright laws to protect the appearance and design of our sites and applications. We have registered numerous Internet domain names related to our business. Our key proprietary software platforms and systems include:

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NXT2.0, our integrated travel booking engine, enhanced through our acquisition of the Bookit.com assets;

Groups Platform, which allows for efficient and streamlined travel planning and booking for travel groups of five or more;

PayDlay, which allows travelers to book a trip for as little as $1.00 down and pay over time with no interest;

Travel Magazine Pro™, our advisor-focused, content-to-commerce platform providing travel advisors with embedded bookable inventory, dynamic packaging via Worldia technology, attribution-enabled commission tracking, and AI-driven engagement tools;

JOURNY.tv, our owned FAST channel and global travel media network; and

Promethean, our proprietary interactive video overlay platform, licensed on a perpetual basis, enabling contextual bookings and advertisements embedded within video content.

Regulation

Our ability to provide our services is affected by legal regulations of governments and regulatory authorities around the world, many of which are evolving and subject to revised interpretations. Violations of any laws or regulations could result in fines, penalties, and criminal sanctions against us, our officers or employees, and prohibitions on conducting our business, which could damage our reputation, brands, global expansion efforts, and operating results. Regulations that impact our business include:

Data Protection and Privacy: We have policies and a global governance framework to comply with applicable privacy laws. In the European Union, the General Data Protection Regulation (the “GDPR”) imposes significant compliance obligations and costs. In the United States, the California Consumer Privacy Act (the “CCPA”) and the California Privacy Rights Act (“CPRA”) impose privacy requirements and consumer rights. Other U.S. states and international jurisdictions have adopted or may adopt similar data protection regulations.

Regulation of the Travel Industry: Our business is impacted by travel-related regulations such as local regulation of alternative accommodations. Some parts of our business are already subject to certain requirements of the U.S. Department of Transportation (“DOT”), and as our offerings continue to diversify and expand, we may become subject to additional requirements of regulatory agencies across the world.

Payments: As we expand our payments services to consumers and business partners, we are subject to additional regulations, such as financial services regulations and license requirements, as well as payment card association rules and obligations under our contracts with payment card processors, including the Payment Card Industry Data Security Standard.

Media and Streaming Regulation: As we expand our Media segment internationally through JOURNY.tv and the KC Global Media joint venture, we may become subject to content regulations, broadcasting licensing requirements, advertising standards, and related compliance obligations in various jurisdictions.

Organizational History

Reverse Acquisition of NextTrip Holdings

On October 12, 2023, the Company (formerly known as Sigma Additive Solutions, Inc.) entered into a Share Exchange Agreement with NextTrip Holdings, Inc. (“NTH”), NextTrip Group, LLC (“NTG”) and William Kerby (the “NTH Representative”), pursuant to which the Company acquired NTH (the “NextTrip Acquisition”) in exchange for shares of our common stock, which we refer to as the Exchange Shares. The NextTrip Acquisition was consummated on December 29, 2023. As a result, NTH became a wholly owned subsidiary of the Company.

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Upon the closing of the NextTrip Acquisition, the shareholders of NTG (collectively, the “NTG Sellers”), were issued a number of Exchange Shares equal to 19.99%, or 156,007 shares, of our issued and outstanding shares of common stock immediately prior to the closing. Under the Share Exchange Agreement, the NTG Sellers were entitled to receive additional shares of our common stock, referred to as the Contingent Shares, subject to NTH’s achievement of future business milestones (the “Milestone Events”) specified in the Share Exchange Agreement as follows:

Milestone Event	Date Earned	Contingent Shares	Status as of the date of this Prospectus
Launch of NTH’s leisure travel booking platform by either (i) achieving $1,000,000 in cumulative sales under its historical “phase 1” business, or (ii) commencement of its marketing program under its enhanced “phase 2” business.	As of a date six months after the closing date	1,450,000 Contingent Shares	Achieved. Marketing program under “phase 2” has commenced.

Launch of NTH’s group travel booking platform and signing of at least five (5) entities to use the Groups Platform.	As of a date nine months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares	Achieved. Five groups have been contracted to use the Groups Platform.

Launch of NTH’s Travel Agent Platform and signing up of at least 100 travel agents to the platform (which calculation includes individual agents of an agency that signs up on behalf of multiple agents).	As of a date 12 months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares	Achieved. The company has signed up more than 175 travel agents to its Travel Agent Platform.

Commercial launch of PayDlay technology in the NXT2.0 system.	As of a date 15 months after the closing date (or earlier date six months after the closing date)	1,650,000 Contingent Shares, less the Exchange Shares issued at the closing of the Acquisition	Achieved. PayDlay has been commercially launched.

The Contingent Shares, together with the shares of our common stock issued at the closing, was not to exceed 6,000,000 shares of our common stock, or approximately 90.2% of our issued and outstanding shares of common stock immediately prior to closing.

The Exchange Agreement provided that William Kerby, the Chief Executive Officer and co-founder of NTH, was appointed as Chief Executive Officer of the Company and Donald P. Monaco was appointed as a director of the Company as of the closing of the NextTrip Acquisition. Additionally, pursuant to the Exchange Agreement, the NTH Representative (Mr. Kerby) shall be entitled to designate a replacement for one additional director of the Company upon achievement of each of the milestones under the Exchange Agreement (the “Board Appointment Rights”).

In connection with the NextTrip Acquisition, the Company and Nasdaq determined that the issuance of Contingent Shares upon achievement of any one of the Milestone Events would result in a change in control of the Company under Nasdaq Listing Rule 5635(a). Pursuant to Nasdaq Listing Rule 5110(a), the Company was required to submit an initial listing application with Nasdaq and to obtain Nasdaq approval of the initial listing application prior to the issuance of the Contingent Shares.

On March 25, 2025, the Company received a letter from Nasdaq notifying the Company that it had approved the Company’s initial listing application in connection with the issuance of the Contingent Shares. On March 26, 2025, the Company issued the NTG Sellers an aggregate of 4,393,993 of the Contingent Shares in satisfaction of the Company’s obligations under the Exchange Agreement. As a result of Nasdaq’s approval of our initial listing application, the issuance of the Contingent Shares was completed in compliance with Nasdaq Listing Rule 5110(a) and the Company’s shares of common stock continue to trade on the Nasdaq Capital Market under the symbol “NTRP.”

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On May 5, 2025, as a result of the achievement of the fourth and final business milestone, the remaining 1,450,000 Contingent Shares were issued to the NTG Sellers.

In July 2025, Mr. Kerby, in his capacity as the NTH Representative, informed the Company of his election to exercise the Board Appointment Rights pursuant to the Exchange Agreement and designated Stephen Kircher, Jimmy Byrd, Carmen Diges and David Jiang (collectively, the “NTH Appointees”) as the individuals to replace the continuing legacy Sigma directors. On July 14, 2025, the Company’s Board of Directors appointed the NTH Appointees as directors of the Company, in each case effective July 28, 2025, at which time Salvatore Battinelli, Jacob Brunsberg, Dennis Duitch and Kent Summers resigned as directors of the Company. Stephen Kircher shall serve as a Class I director, with his initial term expiring at the Company’s 2028 Annual Meeting of Stockholders; Jimmy Byrd shall serve as a Class II director, with his initial term expiring at the Company’s 2026 Annual Meeting of Stockholders; and Ms. Diges and Mr. Jiang shall each serve as a Class III director, with their initial terms expiring at the Company’s 2027 Annual Meeting of Stockholders. Each of NTH Appointees will serve as a director for the balance of their respective initial terms, and until his or her successor is elected and qualified, subject to his or her earlier death, resignation or removal.

Historical Monaker Group Business

NextTrip’s travel business was the principal business of NextPlay Technologies, Inc. (then, Monaker Group, Inc. (“Monaker”)) until June 30, 2020, when Monaker entered into a share exchange transaction with HotPlay Enterprise Limited (“HotPlay”), resulting in HotPlay becoming a wholly owned subsidiary of Monaker and HotPlay’s business becoming the principal business of Monaker. Prior to this share exchange, the primary focus of Monaker had been its travel business, which included the sale of vacation rentals, and in particular, alternative lodging rentals (“ALRs”), to consumers through its proprietary booking engine. To support its travel offerings, Monaker introduced travelmagazine.com, featuring travel and lifestyle content to appeal to travelers researching destinations and planning future vacations. In January 2023, NextPlay spun the NextTrip business out to its founders to separate it from NextPlay’s primary business. This resulted in NTG operating the NextTrip business, which was held in its wholly-owned subsidiary, NTH.

Acquisition of Bookit.com Asset

Following NTH’s separation from NextPlay, NTH acquired a travel platform, Bookit.com, in June 2022 to help power NTH’s proprietary NXT2.0 booking technology. Pursuant to the terms of its asset purchase agreement, in exchange for a cash payment of $600,000, NTH acquired the Bookit.com booking engine, customer lists, all content associated to hotel and destination product in the booking engine, including pictures, hotel descriptions, restaurant descriptions, room descriptions, amenity descriptions, and destination information, and source code related thereto (the “Purchased Assets”). The Purchased Assets included: (i) all permits and licenses related to the purchased assets; (ii) all contracts and agreements of Bookit.com (the “Assumed Contracts”); and (iii) any goodwill related to the Purchased Assets. Further to the APA, NTH agreed to assume any obligation or liability of Bookit.com, and any related claims, whether asserted prior to or following the Purchased Assets, with the exception of: (i) all tax obligations and liabilities of any nature arising in connection with or related to Bookit.com and/or the Purchased Assets prior to the closing date, and (ii) any post-closing payment or performance obligations arising under the Assumed Contracts.

Recent Developments

Launch of JournyGO – Agentic AI-Powered Watch. Scan. Book. Go. Ecosystem

On March 31, 2026, the Company launched JournyGO, its next-generation agentic AI-powered consumer engagement and booking ecosystem within the Travel segment. JournyGO integrates immersive travel video (delivered through the Company’s JOURNY.tv Media segment platform), the Company’s proprietary Promethean interactive overlay technology, dynamic travel packaging, and agentic AI assistance—supported by live Travel Specialists when needed—to seamlessly move viewers from inspiration to confirmed travel bookings. JournyGO represents the full commercial activation of our “Watch. Scan. Book. Go.” content-to-commerce strategy and is designed to drive Travel segment bookings and Media segment advertising revenue directly from streaming content engagement.

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Launch of Travel Magazine Pro™

The Company launched Travel Magazine Pro™, a category-defining platform within the Travel segment that reimagines how travel advisors inspire, engage, and monetize demand in a world increasingly driven by digital discovery and real-time transactions. Travel Magazine Pro™ equips travel advisors with a vertically integrated platform combining premium media, intelligent CRM, and embedded commerce, enabling advisors to distribute editorial-quality travel content—destinations, itineraries, and curated journeys—fully embedded with live, bookable inventory.

The platform is powered by NextTrip’s connected trip technology and enhanced through licensed technology integrations with Worldia, enabling dynamic packaging of flights, hotels, and experiences into flexible, real-time itineraries. Travel Magazine Pro™ incorporates a robust attribution framework that tracks and links advisor-driven engagement to completed bookings across the customer journey, including delayed or repeat bookings within defined attribution windows, enabling advisors to earn fees and commissions on transactions attributable to their content and client interactions. Key platform capabilities include seamless in-content booking, dynamic customizable travel packages, competitive pricing, high-margin commission structures across all travel components including air, and AI-driven personalization. Travel Magazine Pro™ is now available to travel advisors nationwide.

Launch of JOURNY App on Apple iOS

The Company launched the JOURNY App on Apple iOS, expanding direct consumer access to JOURNY.tv travel programming on mobile devices. The iOS app extends the JournyGO ecosystem to mobile viewers and supports the Company’s Media segment strategy of reaching travel audiences across connected TV, mobile, and digital platforms.

GoUSA TV Asset Purchase

On February 2, 2026, NextTrip, Inc. entered into an Asset Purchase Agreement with The Corporation for Travel Promotion, doing business as “Brand USA” (“Seller”), pursuant to which the Company agreed to purchase select content, brand rights, and distribution assets (collectively, the “Assets”) of GoUSA TV, a travel streaming platform originally launched to showcase destinations across the United States. GoUSA TV historically reached an estimated 200+ million viewers globally across connected TV, mobile applications, and digital platforms, including Samsung TV Plus, LG Channels, Titan OS, and TCL International.

The aggregate consideration under the Purchase Agreement is $350,000 in cash plus restricted shares of the Company with a value of $350,000 based on the weighted average price of the shares for the twenty consecutive trading days ending on the trading day two trading days prior to closing. In addition, the Company will pay to Seller a royalty equal to 15% of the Company’s gross advertising revenue from the exploitation of the acquired content rights during the three-year period beginning on the closing date. The Company has also agreed, for a three-year period beginning on closing, to pay a royalty of 1% for every $100,000 in destination booking revenue directly attributed to the acquired content, with a minimum quarterly payment of $30,000.

The GoUSA TV assets are being integrated into JOURNY.tv within the Media segment. GoUSA TV content serves as a U.S.-focused demand-generation layer within NextTrip’s broader media-to-commerce ecosystem.

KC Global Media Joint Venture

In July 2025, NextTrip entered into a joint venture with KC Global Media, a leading Asian entertainment network founded by former Sony executives, to accelerate the international expansion of the JOURNY.tv Media segment platform into India, Southeast Asia, and Australia/New Zealand. This initiative is intended to support regional distribution partnerships, advertising monetization opportunities, and localized content strategies, while significantly expanding NextTrip’s global audience reach and strengthening top-of-funnel travel demand generation for the Travel segment.

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Acquisition of TA Pipeline

On August 6, 2025, the Company entered into a Membership Interest Purchase Agreement (the “TA MIPA”) with TA Pipeline LLC (“TA”) and the members of TA (the “TA Members”), pursuant to which the Company purchased all of the issued and outstanding membership interests of TA (the “TA Acquisition”). The TA Acquisition closed on August 6, 2025, resulting in TA becoming a wholly-owned subsidiary of the Company operating within the Travel segment.

Pursuant to the TA MIPA, as consideration for the TA Acquisition, the Company (i) paid the TA Members an aggregate of $443,169 in cash and (ii) issued an aggregate of 96,774 restricted shares of Company common stock valued at $300,000, based on a price per share of $3.10. In addition, the Company shall make an earnout payment equal to five percent (5%) of the net revenues generated by TA during the 12-month period after the closing date, up to a maximum of $200,000, payable 50% in cash and 50% in restricted shares of Company common stock at $3.10 per share.

In addition, in the event that the fair market value of the Company’s common stock is less than $3.10 per share during the applicable exercise period, each TA Member shall have a limited, one-time option to (i) require the Company to repurchase all or a portion of their TA acquisition shares at $3.10, (ii) require the Company to issue additional shares to make the aggregate value equal to the original aggregate value, or (iii) require the Company to pay the difference in cash between the base price and fair market value. The exercise period commences upon the earlier of the date the shares first become eligible for public resale or the first anniversary of the closing date.

On February 24, 2026, the former TA Members submitted an exercise notice of their option to require the Company to repurchase all of their TA acquisition shares. The Company believes that the former TA Members are in breach of their obligations under the Purchase Agreement and therefore has declined to honor the exercise of the put option and has refused to purchase the shares. The parties are in discussions to resolve the dispute; however, the outcome of such discussions is uncertain. The Company believes it has meritorious defenses and intends to vigorously defend against any claims, as well as assert any and all counterclaims relating to the TA Members’ breach of their obligations.

TA Pipeline adds a customer base of large group travel organizers, integrates its customer pipeline into NextTrip’s NXT2.0 booking technology and PayDlay financing tool, and creates cross-media leverage through JOURNY.tv and Travel Magazine Pro.

Acquisition of Five Star Alliance

On February 6, 2025, the Company entered into a Membership Interest Purchase Agreement (the “FSA Purchase Agreement”) with FSA Travel, LLC (“FSA”), John McMahon, as Majority Member, and the other members of FSA. On February 10, 2025, the Company completed an initial closing, purchasing a 49% ownership stake in FSA for $500,000 in cash plus 161,291 shares of Series O Nonvoting Convertible Preferred Stock. On April 9, 2025, the Company exercised its option to acquire the remaining 51% of FSA’s membership units for an additional $500,000 in cash plus 161,291 shares of Series O Preferred Stock, resulting in FSA becoming a wholly-owned subsidiary of the Company within the Travel segment.

On April 28, 2025, the parties determined that each of the four performance milestones under the FSA Purchase Agreement had been achieved, and in satisfaction of those obligations, the Company paid the FSA Members an additional aggregate of $400,000 in cash and issued an aggregate of 120,967 shares of Series O Preferred. In total, the Company paid aggregate cash consideration of $1,400,000 and issued an aggregate of 443,549 shares of Series O Preferred to the FSA Members in connection with the acquisition of Five Star Alliance.

Founded in 2004, Five Star Alliance is a premier luxury travel agency known for its curated collection of over 5,000 five-star hotels and resorts worldwide, with an industry-leading 4.9-star Trustpilot rating and over 400,000 monthly site visitors. Five Star Alliance offers personalized recommendations, high-end travel solutions, a proprietary booking engine, and established relationships with premium travel providers.

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Blue Fysh Share Exchange

On February 24, 2025, the Company and Blue Fysh Holdings Inc. (“Blue Fysh”) entered into a share exchange agreement (the “BF Share Exchange Agreement”) whereby Blue Fysh agreed to issue 82 restricted shares of its common stock to the Company, representing a 10% interest in Blue Fysh, in exchange for 483,000 restricted shares of Series N Nonvoting Convertible Preferred Stock of the Company at an issuance price of $5.00 per share. The BF Share Exchange closed on February 28, 2025. Blue Fysh is focused on digital and network solutions connecting people to brands through thousands of digital installations in diverse environments across North America. The strategic partnership with Blue Fysh is intended to expand audience reach by integrating JOURNY.tv, Travel Magazine, and NextTrip’s booking platform with Blue Fysh’s digital out-of-home solutions, increase advertising revenue through combined media assets, and leverage Blue Fysh’s strategic sales relationships on behalf of NextTrip’s Media segment.

JOURNY.tv Asset Purchase

On April 1, 2025, the Company entered into an asset purchase agreement with Ovation LLC (“Ovation”), pursuant to which the Company purchased assets including trademarks, domains, apps, and certain distribution agreements related to Ovation’s JOURNY.tv business for $300,000 in cash and 20,000 restricted shares of Company common stock. In connection with the acquisition, the Company and Ovation also entered into a License Agreement pursuant to which Ovation granted the Company non-exclusive rights to exhibit JOURNY.tv programming through FAST and Video On Demand channels. The aggregate non-refundable license fee payable over the term of the License Agreement is $336,801.

NextTrip Cruise Launch

On March 27, 2025, NextTrip unveiled NextTrip Cruise, a fully integrated cruise booking engine within the Travel segment providing access to over 10,000 sailings and 35 cruise partners. Travelers benefit from exclusive pricing, concierge service, and bundled packages that include transfers, pre- and post-cruise stays, and expert travel support.

Changes to the Board of Directors

On July 14, 2025, the Company’s Board of Directors adopted a resolution to increase the size of the board from five to seven members and appointed Bill Kerby, the Company’s Chief Executive Officer, and Andy Kaplan as directors to fill the newly created vacancies, in each case effective July 17, 2025. Mr. Kerby shall serve as a Class II director of the Company, with his initial term expiring at the Company’s 2026 Annual Meeting of Stockholders, and Mr. Kaplan shall serve as a Class III director, with his initial term expiring at the Company’s 2027 Annual Meeting of Stockholders. Each of Messrs. Kerby and Kaplan will serve as a director for the balance of their respective initial terms, and until his successor is elected and qualified, subject to his earlier death, resignation or removal. Additionally, effective July 17, 2025, the Board appointed Mr. Kaplan to serve as a member of the Nominations & Governance Committee of the Board.

Additionally, in accordance with the Board Appointment Rights provided for in the Exchange Agreement, on July 14, 2025, the Company’s Board of Directors appointed the NTH Appointees as directors, in each case effective July 28, 2025, at which time Salvatore Battinelli, Jacob Brunsberg, Dennis Duitch and Kent Summers resigned as directors of the Company. Stephen Kircher shall serve as a Class I director, with his initial term expiring at the Company’s 2028 Annual Meeting of Stockholders; Jimmy Byrd shall serve as a Class II director, with his initial term expiring at the Company’s 2026 Annual Meeting of Stockholders; and Ms. Diges and Mr. Jiang shall each serve as a Class III director, with their initial terms expiring at the Company’s 2027 Annual Meeting of Stockholders. Each of NTH Appointees will serve as a director for the balance of their respective initial terms, and until his or her successor is elected and qualified, subject to his or her earlier death, resignation or removal. Additionally, effective July 28, 2025 and as amended on March 3, 2026, the Board appointed the NTH Appointees to serve on the following committees of the Board:

●	Audit Committee: Carmen Diges (Chair), Stephen Kircher and Jimmy Byrd
●	Compensation Committee: David Jiang (Chair), Stephen Kircher, Jimmy Byrd and Carmen Diges
●	Nominations & Governance Committee: Andy Kaplan (Chair), David Jiang, and Carmen Diges

Facilities

Our principal executive office is located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507. The lease is on a month-to-month basis, and can be terminated by either party at any time.

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Human Capital Resources

As of May 28, 2026, we had 23 full-time employees and 18 independent contractors. We use independent contractors and temporary personnel to supplement our workforce, particularly in the software development and technology tasks. Our employees are not represented by a labor union, and we consider our employee relations to be very good. Competition for qualified personnel in our industry has historically been intense, particularly for software engineers, developers, and other technical staff. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We strive to provide competitive compensation and benefits for our employees. Our benefit programs include bonuses, stock-based compensation awards, a 401(k) plan with employer matching, healthcare and insurance benefits, flexible paid time off and other employee assistance programs.

The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors, through the granting of stock-based compensation awards and cash-based performance bonus awards.

All employees are responsible for upholding our Code of Ethics and Business Conduct, which is important in delivering on our strategy. We maintain a compliance hotline for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors, suppliers, or customers.

Corporate Information

The Company was initially incorporated as Messidor Limited in Nevada on December 23, 1985, and changed its name to Framewaves Inc. in 2001. On September 27, 2010, the name was changed to Sigma Labs, Inc. On May 17, 2022, Sigma Labs, Inc. began doing business as Sigma Additive Solutions, and on August 9, 2022, changed its name to Sigma Additive Solutions, Inc. On March 13, 2024, we changed the Company’s name to NextTrip, Inc. in connection with our reverse acquisition of NTH.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our current telephone number at that address is (954) 526-9688. Our website address is www.nexttrip.com. The Company’s annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act and other information related to the Company, are available, free of charge, on that website as soon as we electronically file those documents with, or otherwise furnish them to, the SEC. The Company’s website and the information contained therein, or connected thereto, are not and are not intended to be incorporated into this Report.

THE OFFERING

Shares offered by the selling stockholders	Up to an aggregate of 537,894 shares of our common stock, which consists of (i) 368,421 Offering Shares, (ii) 40,000 Issuance Fee Shares, (iii) 100,000 Warrant Shares, and (iv) 29,473 Placement Agent Warrant Shares.

Common stock to be outstanding after this offering	14,901,889 shares of common stock (excludes the 100,000 Warrant Shares and 29,473 Placement Agent Warrant Shares).

Use of proceeds	The selling stockholders will receive all of the proceeds from the sale of the Shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the Shares by the selling stockholders. However, upon the selling stockholders’ exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants. We cannot predict if, when and in what amounts the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised or may be exercised via cashless exercise, in which case we would not receive any cash proceeds. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 16 and the other information included or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Market symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “NTRP.”

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the SEC in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainties related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the Company and its subsidiaries, volatility of our stock price, and any other factors discussed in this and other registrant filings with the SEC.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward- looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

●	our anticipated needs for working capital;

●	our ability to secure additional financing;

●	the potential exercise of warrants held by the selling stockholders;

●	our ability to continue as a going concern;

●	we have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future;

●	regulatory or legal developments in the United States and other countries;

●	the level of expenses related to our product development and operations;

●	our efforts to expand our products and our business; and

●	our ability to maintain compliance with the listing requirements of the Nasdaq Capital Market.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in the prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those described under “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors included in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K following the most recent Annual Report on Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to invest in our securities. The occurrence of any of the events or developments described below and in our filings with the SEC could harm our business, financial condition, operating results, and/or growth prospects.

The risks described below and in our filings with the SEC are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, labor relations, general economic conditions, inflation, supply chain constraints, geopolitical changes, and international operations. We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity. The risks described below and in our filings with the SEC could cause our actual results to differ materially from those contained in the forward-looking statements we have made in this prospectus, the information incorporated herein by reference, and those forward-looking statements we may make from time to time. You should understand that it is not possible to predict or identify all such factors. This prospectus is qualified in its entirety by these risk factors.

Investors who buy shares at different times will likely pay different prices.

The selling stockholders will have discretion as to whether and when it exercises their respective warrants , as well as if, when and at what price they resell the Shares. As a result, investors who purchase Shares from the selling stockholders in this offering at different times will likely pay different prices for those Shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the Shares they purchase from the selling stockholders in this offering as a result of future sales made by the selling stockholders to purchasers at prices lower than the prices such investors paid for their shares in this offering.

The sale of a substantial number of shares of our common stock by the selling stockholders may cause the price of our common stock to decline.

We are registering for resale by the selling stockholders up to 537,894 Shares. If a selling stockholder sells, or the market perceives that a selling stockholder intends to sell, a substantial number of Shares in the public market, the price of our common stock may decline. The Shares if sold in the market all at once or at approximately the same time, could depress the market price of our common stock. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We must redeem the Series B Preferred Shares by August 30 unless extended by the Purchaser issued pursuant to the Purchase Agreement. If we are in breach resulting in an event of default under our Certificate of Designation, among other things, the warrant issued thereunder may be exercised without the payment of cash.

In the event we do not redeem the Series B Preferred Shares by August 30, 2026, this will be deemed an event of default and, among other things, the warrant issued pursuant to the Purchase Agreement may be exercised on a cashless basis. If this warrant is exercised on a cashless basis, we will not receive any cash proceeds from such exercise. To the extent that this warrant is exercised on a cashless basis, the number of shares issued in connection with such exercise will be fewer than if such warrant had been exercised on a cash basis. However, we will not receive any cash proceeds from a cashless exercise, which could negatively impact our liquidity and capital resources. Additionally, cashless exercises will result in dilution to our then-existing stockholders, as we will be issuing new shares of common stock without receiving corresponding cash proceeds that might otherwise be used to fund our operations.

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Our management will have broad discretion over the use of the net proceeds received in connection with cash exercises of the Warrants by the selling stockholder, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants. Our management will have broad discretion as to the use of the proceeds from the exercise of Warrants by the selling stockholder, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we may sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be lower than the price per share that you purchase the shares of common stock being offered hereunder by the selling stockholders.

You may experience further dilution as a result of the exercise of additional warrants.

If the holders of our remaining common stock warrants elect to exercise such warrants, including the Warrants issued in this Offering, we will issue up to an additional 4,957,011 shares of our common stock, assuming any beneficial ownership limitations do not apply.

Sales of a substantial number of shares of our common stock following the warrant exercises, or the perception that such sales could occur, could cause the market price of our common stock to decline significantly, increase its volatility, and make it more difficult for us to raise capital through future equity offerings.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

The following is a summary of the rights of our securities and certain provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to documents incorporated by reference to the registration statement of which this prospectus is a part.

Series B Convertible Preferred Stock

In connection with the Purchase Agreement, the Company is filing a Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) with the Secretary of State of the State of Nevada, designating 450,000 shares of the Company’s preferred stock as Series B Preferred Shares.

The terms and conditions set forth in the Series B Certificate of Designation are summarized below:

Ranking. The Series B Preferred Shares rank pari passu to the Company’s existing preferred shares and prior to the holders of the Company’s Common Stock and any other series of capital stock ranking junior to the Preferred Shares.

Dividends. Holders of Series B Preferred Shares will be entitled to dividends equal to 12% per annum (or 18% per annum upon an Event of Default (as defined in the Series B Certificate of Designation)) which will accrue and be payable in cash upon redemption or added to the Stated Value ($2.755) upon conversion.

Voting. Except as otherwise provided herein or as required by the Nevada Revised Statutes, the Series B Preferred Stock shall have no voting rights. However, without the affirmative vote of the holders of a majority of the then outstanding Series B Preferred Shares, the Company may not (i) alter or change adversely the powers, preferences or rights given to Series B Preferred Shares or alter or amend the Certificate of Designation in any manner that adversely affects any rights of the holders of the Series B Preferred Shares, (ii) issue further Series B Preferred Shares or increase or decrease the number of authorized shares of Series B Preferred Shares, or (iii) enter into any agreement with respect to the foregoing.

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Conversion. At the option of the Holder, each outstanding share of Series B Preferred Shares may be converted at an initial conversion price of $2.755 per share (subject to adjustment under certain limited circumstances) (the “Series B Conversion Price”), subject to beneficial ownership limitations.

Liquidation. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Series B Preferred Shares will be entitled to receive in preference to the holders of Common Stock and any class of capital stock junior to the Series B Preferred Shares an amount per share equal to the greater of (i) 115% of the Stated Value plus all accrued and unpaid dividends, or (ii) the amount that such holder would receive if such holder converted all of its shares of Series B Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up, and on parity with all existing preferred shares of the Company.

Redemption. The Company has the right to redeem all or any portion of the Series B Preferred Shares at a price per share equal to the Stated Value plus all accrued and unpaid dividends (the “Redemption Price”). On August 30, 2026, the Company is obligated to redeem all outstanding Series B Preferred Shares at the Redemption Price. The Holder may elect to extend the redemption period to December 31, 2026 by providing written notice at least five (5) Trading Days prior to August 30, 2026. Upon the occurrence of an Event of Default, the Company shall mandatorily redeem all outstanding Series B Preferred Shares at the Mandatory Default Amount, which equals 130% of the Stated Value plus all accrued and unpaid dividends calculated at the default rate plus any other amounts then due.

Events of Default under the Series B Certificate of Designation include, among others: (a) failure to pay the Mandatory Default Amount with 5 business days of when due; (b) breach of representations, warranties or covenants; (c) bankruptcy or insolvency proceedings; (d) delisting or suspension from the Principal Market or receipt of deficiency notices from Nasdaq or failing to meet Nasdaq listing standards; (e) entry of unsatisfied judgments in excess of $100,000; (f) material adverse change; (g) a Change of Control; (h) failure to deliver Conversion Shares; (i) failure to timely file periodic reports with the SEC; (j) loss of DTC eligibility; and (k) certain other events specified in the Certificate of Designation.

THE MAY 2026 PRIVATE PLACEMENT TRANSACTIONS

The following provides a summary of the transactions entered into with the selling stockholders pursuant to which they received, or are entitled to receive, the shares of our common stock being registered hereby for resale by the selling stockholders. The following summaries of such transactions do not purport to be complete and are subject to, and qualified in their entirety by, the forms of transaction documents entered into in connection with such transactions, which are filed as exhibits to the registration statement of which this prospectus is a part and which are incorporated herein by reference. You should carefully read this entire prospectus, including the information incorporated herein by reference.

May Private Placement Transactions

On May 6, 2026, the Company entered into the Purchase Agreement with the Purchaser, pursuant to which the Company issued and sold (a) an aggregate of 368,421 restricted shares of newly designated Series B Convertible Preferred Stock, par value $0.001, of the Company (the “Series B Preferred Shares”) plus 40,000 additional Series B Preferred Shares as an issuance fee, or Issuance Fee Shares; and (b) a five-year warrant to purchase 100,000 shares of the Common Stock, or Warrant Shares, par value $0.001 per share, of the Company (the “Series B Offering”) at a purchase price of $2.7550 per share representing the Nasdaq Minimum Price plus $0.125 as of the date of the Purchase Agreement. The Warrant has an exercise price of $2.7550 per share. If there is an Event of Default as defined in the Series B Certificate of Designation (as defined below), the Warrant may be exercised without payment of cash.

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The obligations of the Company under the transaction documents are secured by a pledge of 1,365,314 shares of Common Stock (the “Pledged Shares”) owned by the Company’s Chief Executive Officer, William Kerby, pursuant to a Guarantee and Pledge Agreement (the “Pledge Agreement”). The Pledge Agreement provides a limited recourse guarantee, with recourse solely to the Pledged Shares and not to any other assets of Mr. Kerby.

Pursuant to the Purchase Agreement, the Company has granted the Purchaser a right of participation of up to 20% of any future securities offering by the Company, other than exempt issuances. The Purchaser also has an exchange right to exchange Preferred Shares for offered securities at 100% of stated value.

Also, in connection with any “at the market” offerings conducted by the Company during the 180-day period following the Closing Date, the Purchaser has the right to require the Company to apply an amount equal to 25% of the net proceeds to redeem the Series B Preferred Shares at the Redemption Price (as defined below).

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties and termination provisions. The Company intends to use the net proceeds from the Series B Offering as working capital for general corporate purposes. Craft Capital Management LLC acted as the placement agent (the “Placement Agent”) for the Company in connection with the Series B Offering, and in connection therewith received the Placement Agent Warrants issuable for 29,473 shares of common stock as a placement agent fee equal to 6% of the amount raised pursuant to the Purchase Agreement in accordance with the terms of the placement agent agreement entered into on April 21, 2025 between the Company and the Placement Agent (the “Placement Agent Agreement”).

The Series B Offering includes conversion or exercise limitations which provide that the Company shall not issue or sell any shares of Common Stock pursuant to the conversion of the Series B Preferred Shares or the exercise of the Warrant to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued would exceed 4.99% of the Company’s outstanding shares of Common Stock, which percentage may be increased at the holder’s election up to 19.99% upon sixty-one (61) days’ prior written notice to the Company.

Additional information with respect to the May 2026 Private Placement is contained in this prospectus under the Heading “Selling Stockholders” and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2026.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the Shares by the selling stockholders. However, we will receive proceeds from the sales, if any, of Shares upon the selling stockholders’ exercise of the Warrants by payment of cash.

We cannot predict the number or value of the Shares if, when and in what amounts the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised or may be exercised via cashless exercise, in which case we would not receive any cash proceeds. We currently intend to use any proceeds that we receive from the cash exercise of the Warrants for general corporate purposes, including operating expenses, capital expenditures and working capital.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders constitute the Placement Shares previously issued to the Purchaser, the Warrant Shares issuable pursuant to the exercise of the warrants issued in connection with the Purchase Agreement, and the Placement Agent Warrant Shares issuable pursuant to the exercise of the warrants from common stock issued to the Placement Agent. For additional information regarding the issuances of those shares of common stock, see “The May 2026 Private Placement Transactions” above. In accordance with the terms of the Purchase Agreement and Placement Agent Agreement, we are registering the Shares in order to permit the selling stockholders to offer the Shares for resale from time to time. Except for the ownership of the Shares and our entry into the Placement Agent Agreement, none of the selling stockholders have had a material relationship with us within the past three years.

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The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of the shares of common stock, as of May 20, 2026. The third column lists the shares of common stock offered by this prospectus by the selling stockholders, this prospectus covers the resale of the number of shares of common stock issued to the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

The table is based on information supplied to us by the selling stockholders. Except as described in footnote 3, beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by the selling stockholders, shares of common stock subject to derivative securities held by the selling stockholders that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after May 20, 2026, are deemed outstanding for purposes of the selling stockholder. The selling stockholder’s percentage ownership in the table below is based on 14,493,468 shares of our common stock outstanding as of May 20, 2026.

The selling stockholders may sell all, some or none of their shares of common stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by the selling stockholders. Furthermore, since the date on which we filed this prospectus, the selling stockholders may have sold, transferred or disposed of shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 21.

	Beneficially Owned Before Offering(1)			Shares of Common Stock Offered Under this		Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number		Percentage	Prospectus		Number	Percentage
Helena Global Investment Opportunities 1 Ltd.(3)	508,421	(1)(3)	3.5%	508,421	(2)	0	0%

Christian Hiller (4)	11,792	(1)(4)	*	11,792	(2)	0	0%
Mackey McFarlane (4)	5,894	(1)(4)	*	5,894	(2)	0	0%
Barry Kiront (4)	4,420	(1)(4)	*	4,420	(2)	0	0%
Stephen Kiront (4)	4,420	(1)(4)	*	4,420	(2)	0	0%
Alexander Hamilton(4)	2,947	(1)(4)	*	2,947	(2)	0	0%

* Less than 1%

(1)	Based on 14,493,468 shares of our common stock outstanding at May 20, 2026, without giving effect to the beneficial ownership and the timing of the exercise limitations included in the Warrant held by the selling stockholder.

(2)	Assumes that all of the shares of common stock being registered by this prospectus are resold by the selling stockholder to third parties.

(3)	The securities are directly held by Helena Global Investment Opportunities 1 Ltd. (“Helena”). The warrant pursuant to which the Warrant Shares are issued is subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Helena from exercising that portion of the warrant that would result in the Helena and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The business address of Helena is 71 Fort Street, 3rd Floor, Grand Cayman, Cayman Islands.

(4)	The securities are directly held by employees of Craft Capital Management, LLC (“Craft”). The Placement Agent Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the employees from exercising that portion of the Placement Agent Warrants that would result in the employee owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The business address of Craft is 377 Oak St., Suite 4, Garden City NY 11530.

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PLAN OF DISTRIBUTION

The Purchase and the Placement Agent each are referred to below as a “Selling Stockholders” and as a Selling Stockholder of the securities covered hereby and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with a Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.

A Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify each Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by a Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, a Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by a Selling Stockholder or any other person. We will make copies of this prospectus available to any Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by TroyGould PC, Los Angeles, California.

EXPERTS

Haynie & Company, the Company’s independent registered public accounting firm, has audited the Company’s financial statements at February 28, 2025 and February 29, 2024, and for the fiscal years then ended, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus and the registration statement of which this prospectus is a part.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, filed with the SEC on May 29, 2025;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1,2025.

●	Our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2025, August 31, 2025, and November 30, 2025 filed with the SEC on July 15, 2025, October 15, 2025 and January 14, 2026, respectively;

●	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on March 7, 2025, March 28, 2025, April 4, 2025, April 7, 2025, April 11, 2025, April 14, 2025, April 24, 2025, May 2, 2025, May 8, 2025, May 9, 2025, June 23, 2025 , June 30, 2025, July 15, 2025, July 22, 2025 , August 12, 2025, August 20, 2025, September 11, 2025, September 15, 2025, September 18, 2025, October 8, 2025, October 14, 2025 , October 15, 2025; November 5, 2025, November 19, 2025, November 28, 2025, December 29, 2025, January 14, 2026, February 3, 2026, February 10, 2026, February 19, 2026, March 6, 2026, March 13, 2026, March 19, 2026 and May 8, 2026.

●	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-38015) filed with the SEC on February 14, 2017, including any amendment or report filed for the purpose of updating such description, and Exhibit 4.23 to the Company’s Annual Report on Form 10-K filed with the SEC on May 29, 2025.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

NextTrip, Inc.

Attention: Corporate Secretary

3900 Paseo del Sol

Santa Fe, New Mexico 87507

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://investors.nexttrip.com/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or the registration statement of which this prospectus is a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by the selling stockholder hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We also maintain a website at www.nexttrip.com. You may access these materials at our corporate website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our corporate website is not a part of this prospectus and the inclusion of our corporate website address in this prospectus is an inactive textual reference only.

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537,894 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

	Amount to be Paid
SEC Registration Fee	$
Legal fees and expenses		$25,000
Accounting fees and expenses		$5,000
Miscellaneous fees and expenses		$2,000
Total	$

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful. Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we must indemnify any of our directors or officers, or any of our former directors or officers, to the full extent permitted by law. We have also entered into indemnification agreements with each of our directors and officers under which we must indemnify them to the full extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which may be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Nevada law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The registrant has filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto, provided in the documents incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 24, 2022, and incorporated herein by reference).
3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 12, 2022, and incorporated herein by reference).
3.3	Amended and Restated Bylaws of the Company, as amended. (filed by the Company as Exhibit 3.12 to the Company’s Form 10-K, filed on March 24, 2021, and incorporated herein by reference).
3.4	Amendment No. 3 to Amended and Restated Bylaws of Sigma Additive Solutions, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 16, 2022, and incorporated herein by reference).
3.5	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 22, 2023 and incorporated herein by reference).
3.6	Certificate of Amendment, effective March 13, 2024 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 12, 2024 and incorporated herein by reference).
3.7	Certificate of Amendment, effective May 6, 2026 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 8, 2026 and incorporated herein by reference).
4.1	Form of Warrant (filed as Exhibit 10.2 to the Company’s Current Report on form 8-K filed on May 7, 2026, and incorporated herein by reference.)
5.1*	Opinion of TroyGould PC.
10.1	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on May 7, 2026 and incorporated herein by reference)
10.2	Form of Pledge Agreement dated as of May 7, 2026 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K on May 7, 2026 and incorporated herein by reference)
23.1*	Consent of Haynie & Company.
23.2*	Consent of TroyGould PC. (included in Exhibit 5.1 to the Company’s Registration Statement ).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table.

*	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on May 27, 2026.

NEXTTRIP, INC.

By:	/s/ William Kerby
William Kerby
Chief Executive Officer

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